The Coca-Cola Company Reports Strong Operating Results for Fourth Quarter and Full Year 2017; Achieves or Exceeds the Company's Full Year Guidance
Net Revenues Declined 20% for the Quarter and 15% for the Full Year,
Driven by Structural Headwinds of 26% and 17%, Respectively

Organic Revenues (Non-GAAP) Grew 6% for the Quarter and 3% for the Full Year

Fourth Quarter Operating Margin Expanded Over 315 Basis Points;
Comparable Operating Margin (Non-GAAP) Expanded More than 530 Basis Points

Fourth Quarter Loss Per Share from Continuing Operations of $0.66 Driven by Items Impacting Comparability, Primarily Related to the U.S. Tax Cuts and Jobs Act; Comparable Earnings Per Share from Continuing Operations (Non-GAAP) of $0.39

Company Provides 2018 Financial Outlook, Including Update to Underlying Effective Tax Rate

ATLANTA, Feb. 16, 2018 – The Coca-Cola Company delivered strong fourth quarter operating results and achieved or exceeded the Company's full year guidance in 2017. While reported net revenues continued to be impacted primarily by ongoing refranchising initiatives, the Company delivered broad-based organic revenue (non-GAAP) growth across all operating segments, as well as profit growth.
"I am pleased with our accomplishments and results in 2017," said James Quincey, President and CEO of The     Coca-Cola Company. "We achieved or exceeded our full year guidance while driving significant change as we continued to transform into a total beverage company. While there is still much work to do, I am encouraged by our momentum as we head into 2018."
Throughout 2017, the Company made progress in transforming the culture of the organization to be more nimble and entrepreneurial. The Company’s lean center initiative reshaped the corporate structure to support faster growth and empower field operations to act with more speed and independence. In the fourth quarter, the Company announced changes to its talent and compensation philosophy, placing a sharper focus on performance and future potential to drive long-term growth.
The Company also achieved major milestones in strengthening the system and returning to a capital-light organization, including a fully refranchised bottling system in the United States. Outside of the U.S., the Company refranchised previously owned bottling operations in China to local partners. The system's two largest bottlers in Japan merged, creating a single bottler covering the vast majority of volume in that key market. Additionally, the

Company completed the ownership transition of bottling operations in Africa, temporarily acquiring majority ownership of Coca-Cola Beverages Africa until it is refranchised.

Highlights

Quarterly / Full Year Performance

•
Revenues: Net revenues declined 20% to $7.5 billion for the quarter and declined 15% to $35.4 billion for the year, impacted by headwinds of 26% and 17%, respectively, from the ongoing refranchising of bottling territories. Organic revenues (non-GAAP) grew 6% for the quarter, driven by price/mix growth of 4% and concentrate sales growth of 1%. The quarter included one additional day, which equated to an approximate one point benefit to organic revenue (non-GAAP) growth. For the year, organic revenues (non-GAAP) grew 3%, driven by price/mix growth of 3%.

•
Volume: Total unit case volume was even for the quarter and full year. Developing and emerging markets generated positive volume growth for the second consecutive quarter, including volume growth in Brazil. While volume growth in developed markets overall was even during the quarter, North America volume grew 1%.

•
Margin: Operating margin, which included items impacting comparability, grew over 315 and 55 basis points for the quarter and full year, respectively. Comparable operating margin (non-GAAP) expanded more than 530 and 350 basis points for the quarter and full year, respectively. Margin expansion was driven by divestitures of lower-margin bottling businesses and the Company's ongoing productivity efforts.

•
Market Share: The Company continued to gain value share in total nonalcoholic ready-to-drink ("NARTD") beverages for the quarter and full year. Value share growth outpaced volume share performance, reflecting the Company's continued shift in focus to value growth from volume growth.

•
Cash Flow: Cash from operations for the full year was $7.0 billion, down 20%. Full year free cash flow (non-GAAP) was $5.3 billion, down 19%. The declines were primarily driven by comparability items related to the refranchising of North America bottling territories, including the establishment of third-party receivables and cash restructuring charges.

•	Share Repurchases: Full year purchases of stock for treasury were $3.7 billion. Net share repurchases (non-GAAP) totaled $2.0 billion.

Company Updates

•
Impact of U.S. Tax Cuts and Jobs Act: The Tax Cuts and Jobs Act ("Tax Reform Act") was signed into law on Dec. 22, 2017. The Company supports the Tax Reform Act as it enhances the ability of U.S.-headquartered companies to compete globally on more equal footing including facilitating the free flow of capital. As a result of the Tax Reform Act, the Company’s effective tax rate for 2018 is now estimated to be 21%, reduced from the previously provided estimate of 26%. However, under the Tax Reform Act, the

Company is required to pay a tax on historical offshore earnings that have not been repatriated to the United States. The charge related to this tax is partially offset by the revaluation of the Company’s net deferred tax liability position at the new federal statutory tax rate of 21%. The impact of these items resulted in a one-time net charge of $3.6 billion during the quarter ended Dec. 31, 2017, consisting of a repatriation charge of $4.6 billion and a deferred tax benefit of $1.0 billion. Additionally, the Company plans to reduce its gross debt level by approximately $7 billion with cash currently held overseas while continuing to maintain a net debt leverage ratio (non-GAAP) that is within the Company's targeted range of 2.0 to 2.5 times net debt to earnings before interest, taxes, depreciation, and amortization.

•
Expanding the appeal of diets and lights: In January 2018, the Company announced plans to rejuvenate Diet Coke in North America with an updated look, new packaging, and the debut of four new flavors. The Company is re-energizing and modernizing Diet Coke for a new generation of drinkers, while also offering millions of current fans a new experience with a brand they love, without changing its formula and great taste. The changes to Diet Coke reflect the Company’s continued focus on innovation within sparkling soft drinks.

•
Accelerating a consumer-centric portfolio: In September 2017, the Company expanded its Venturing & Emerging Brands ("VEB") model to Central & Eastern Europe in partnership with Coca-Cola HBC AG. To date, the joint effort has shown early signs of success of the "lift and shift" approach through the launch of smartwater, ZICO coconut water, and Appletiser. This strategy, coupled with world-class innovation and bolt-on M&A, is expected to accelerate growth of the Company's expanding consumer-centric portfolio.

•
Stronger focus on revenue growth: During the quarter, the Company continued to pursue Revenue Growth Management ("RGM") initiatives across key markets, including the South Latin and Central & Eastern Europe business units, which led to revenues and transactions growing ahead of volume. Throughout the year, the Company also continued to make disciplined decisions around profitable growth by deprioritizing low-margin water in major markets, including China, Japan, and Mexico.

•
Re-energized system: The U.S. Coca-Cola system is now fully refranchised after the closing of two important territories during the quarter. Liberty Coca-Cola Beverages, a newly formed bottler, began operations in the former Tri-State Metro Operating Unit, and Reyes Coca-Cola Bottling took on new bottling territories in the former West Operating Unit. The refranchised system is working to reinvent the future of the business, especially in key areas such as portfolio diversification, packaging innovation, production, procurement, and technology.

•
World Without Waste: In January 2018, the Company announced new sustainable packaging goals to lead the industry in addressing the issue of packaging waste. One of these goals is to help collect and recycle a bottle or can for every one it sells by 2030 – effectively bringing back the equivalent of 100% of its packaging. With the help of partners, the Company is focusing on collection and recycling. The Company is also continuing to focus on the design of its packages to ensure they are 100% recyclable.

Operating Review – Three Months Ended December 31, 2017
Revenues and Volume

Percent Change	Concentrate Sales [1]	Price/Mix	Currency Impact	Acquisitions, Divestitures, and Structural Items, Net	Reported Net Revenues	Organic Revenues [2]	Unit Case Volume
Consolidated	1	4	0	(26)	(20)	6	0
Europe, Middle East & Africa	2	6	3	(4)	6	8	0
Latin America	2	11	1	0	14	13	0
North America	2	2	0	3	6	3	1
Asia Pacific	4	(2)	(4)	2	(1)	1	2
Bottling Investments	(2)	15	1	(83)	(69)	12	(32)

Income from Continuing Operations Before Income Taxes and EPS from Continuing Operations

Percent Change	Reported Income from Continuing Operations Before Income Taxes	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral [2]	Structural Items	Comparable Currency Neutral (Structurally Adjusted) [2]
Consolidated	82	75	2	6	(12)	18

Europe, Middle East & Africa	(6)	0	0	(7)
Latin America	21	(1)	0	22
North America	2	(13)	0	15
Asia Pacific	(2)	(2)	(10)	9
Bottling Investments	40	35	9	(4)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral [2]
EPS from Continuing Operations	—[3]	(630)	2	5

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral income from continuing operations before income taxes, comparable currency neutral income from continuing operations before income taxes (structurally adjusted), and comparable currency neutral EPS from continuing operations are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Reported loss per share from continuing operations for the three months ended December 31, 2017 was $0.66. Reported earnings per share from continuing operations for the three months ended December 31, 2016 was $0.13.

Operating Review – Year Ended December 31, 2017
Revenues and Volume

Percent Change	Concentrate Sales [1]	Price/Mix	Currency Impact	Acquisitions, Divestitures, and Structural Items, Net	Reported Net Revenues	Organic Revenues [2]	Unit Case Volume
Consolidated	0	3	(1)	(17)	(15)	3	0
Europe, Middle East & Africa	2	3	(2)	(2)	1	5	1
Latin America	(3)	8	0	0	5	6	(2)
North America	0	3	0	2	4	3	0
Asia Pacific	1	(1)	(4)	0	(2)	1	1
Bottling Investments	(3)	4	0	(48)	(47)	1	(41)

Income from Continuing Operations Before Income Taxes and EPS from Continuing Operations

Percent Change	Reported Income from Continuing Operations Before Income Taxes	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral [2]	Structural Items	Comparable Currency Neutral (Structurally Adjusted) [2]
Consolidated	(17)	(18)	(1)	2	(7)	9

Europe, Middle East & Africa	(1)	0	(2)	1
Latin America	12	4	0	9
North America	(10)	(16)	(1)	7
Asia Pacific	(3)	0	(6)	4
Bottling Investments	(22)	(3)	2	(20)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral [2]
EPS from Continuing Operations	(82)	(82)	(1)	1

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral income from continuing operations before income taxes, comparable currency neutral income from continuing operations before income taxes (structurally adjusted), and comparable currency neutral EPS from continuing operations are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.

In addition to the data in the preceding tables, operating results included the following:

Consolidated

•
Price/mix growth of 4% for the quarter was due to price/mix of 3% in the core business and a one point benefit of segment mix from Bottling Investments. Price/mix growth of 3% for the year was driven by balanced contributions from all operating segments, with the exception of Asia Pacific.

•	Unit case volume was even for the quarter and full year. Category cluster performance for the quarter and full year, respectively, was as follows:

◦	Sparkling soft drinks: 0%, -1%

◦	Juice, dairy, and plant-based beverages: -2%, 0%

◦	Water, enhanced water, and sports drinks: 2%, 1%

◦	Tea and coffee: 2%, 2%

•
Growth in income from continuing operations before income taxes for the quarter and the decline for the full year were impacted by comparability items, which were predominantly charges associated with the refranchising of bottling territories in North America. Results were also impacted by structural items, primarily related to the refranchising of bottling territories. Growth for the quarter and full year in comparable currency neutral income from continuing operations before income taxes (structurally adjusted) (non-GAAP) was driven by organic revenue (non-GAAP) growth, the continued impact of productivity initiatives, and an increase in equity income. Growth for the full year was unfavorably impacted by higher interest expense.

Europe, Middle East & Africa

•	Price/mix growth of 6% for the quarter was driven by strong price/pack initiatives across Europe and Southern Africa. Nearly all business units had positive price/mix for the quarter.

•
Unit case volume for the quarter was even as solid volume growth across the Central & Eastern Europe business unit and Turkey was offset by declines across Africa and the Middle East, largely due to macroeconomic challenges and strategic pack downsizing initiatives.

•
Income from continuing operations before income taxes for the quarter was unfavorably impacted by intercompany profit eliminations related to the transition of the majority ownership of Coca-Cola Beverages Africa to the Company.

•	The Company gained value share in total NARTD beverages for the full year, including sparkling soft drinks and the juice, dairy, and plant-based beverages cluster.

Latin America

•	Price/mix growth of 11% for the quarter was primarily driven by strong price/mix in Mexico and the South Latin business unit.

•
Unit case volume was even for the quarter as volume growth in Brazil and the South Latin business unit was offset by a 1% decline in both Mexico and the Latin Center business unit. Brazil returned to growth in the quarter as the Company continued to execute its strategy around returnables and an adjusted price/pack architecture. The decline in Mexico was primarily attributable to a softening consumer environment and deprioritization of low-margin water.

•	The Company gained value share in total NARTD beverages for the full year, including sparkling soft drinks and the juice, dairy, and plant-based beverages cluster.

North America

•
Price/mix growth of 2% for the quarter, including sparkling price/mix growth of 3%, reflected the continued execution of the Company's disciplined occasion, brand, price, package, and channel strategy, as well as strong performance in the foodservice business. Acquisitions, divestitures, and structural items reflected the impact of the ongoing refranchising of bottling territories in North America.

•
Unit case volume grew 1% for the quarter. Sparkling soft drinks volume growth was even. Juice, dairy, and plant-based beverages declined 1% as mid single-digit growth in Minute Maid and Simply was offset by a decline in Hi-C. Tea and coffee grew 8%, while water, enhanced water, and sports drinks accelerated to 3% growth.

•
Income from continuing operations before income taxes for the quarter included items impacting comparability. Comparable currency neutral income from continuing operations before income taxes (non-GAAP) was favorably impacted by the ongoing refranchising of bottling territories in North America.

•	The Company gained value share in total NARTD beverages for the full year, including sparkling soft drinks and the tea and coffee cluster.

Asia Pacific

•	Price/mix declined 2% during the quarter, largely due to pressure from product mix within China and the ASEAN business unit.

•
Unit case volume growth of 2% for the quarter was driven by high single-digit growth in the ASEAN business unit, partially offset by a 1% decline in both the Greater China & Korea business unit and Japan. The decline in China was largely due to timing of the Chinese New Year.

•
Income from continuing operations before income taxes for the quarter included the impact of changes in foreign currency exchange rates. Comparable currency neutral income from continuing operations before income taxes (non-GAAP) was favorably impacted by the deconsolidation of previously held bottling operations in China.

•	The Company gained or maintained value share in sparkling soft drinks and juice, dairy, and plant-based beverages for the full year.

Bottling Investments

•	Price/mix growth of 15% for the quarter was largely driven by the timing of various bottler funding settlements and positive price/mix within the India bottling operations.

•	Income from continuing operations before income taxes for the quarter was driven by items impacting comparability and the impact of changes in foreign currency exchange rates. Comparable currency neutral income from continuing operations before income taxes (non-GAAP) was unfavorably impacted by the refranchising of North America bottling territories.

Outlook
The 2018 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The Company is not able to reconcile full year 2018 projected organic revenues (non-GAAP) to full year 2018 projected reported net revenues, full year 2018 projected comparable currency neutral operating income (structurally adjusted) (non-GAAP) to full year 2018 projected reported operating income or full year 2018 projected comparable EPS from continuing operations (non-GAAP) to full year 2018 projected reported EPS from continuing operations without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2018. The unavailable information could have a significant impact on full year 2018 GAAP financial results.
Full Year 2018 Underlying Performance:

•	Approximately 4% growth in organic revenues (non-GAAP)

•	8% to 9% growth in comparable currency neutral operating income (structurally adjusted) (non-GAAP)
Full Year 2018 Currency Impact:

•	Comparable net revenues (non-GAAP): 1% tailwind based on the current rates and including the impact of hedged positions

•	Comparable operating income (non-GAAP): 0% to 1% headwind based on the current rates and including the impact of hedged positions
Full Year 2018 Impact from Acquisitions, Divestitures, Structural Items, and Accounting Changes:

•	Comparable net revenues (non-GAAP): 17% headwind from acquisitions, divestitures, and structural items

•	Comparable net revenues (non-GAAP): 1% to 2% tailwind from Accounting Standards Update 2014-09

•	Comparable operating income (non-GAAP): 2% structural headwind

•	Comparable operating income (non-GAAP): 0% impact from Accounting Standards Update 2014-09
Full Year 2018 Other Items:

•	Underlying effective tax rate (non-GAAP): Approximately 21%

•	Cash from operations of at least $8.5 billion

•	Capital expenditures (excluding discontinued operations): Approximately $1.9 billion

•	Net share repurchases (non-GAAP): Approximately $1.0 billion
Full Year 2018 EPS:

•	Comparable EPS from continuing operations (non-GAAP): 8% to 10% growth versus $1.91 in 2017
First Quarter 2018 Considerations:

•
Comparable net revenues (non-GAAP): 26% headwind from acquisitions, divestitures, and structural items; 2% currency tailwind based on the current rates and including the impact of hedged positions; 1% tailwind from Accounting Standards Update 2014-09

•	Comparable operating income (non-GAAP): 6% structural headwind; 1% currency tailwind based on the current rates and including the impact of hedged positions

•	One less day compared to first quarter 2017

Notes

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales for the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. "Unit case" means a unit of measurement equal to 24 eight-ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
"Core business" represents the combined performance from the Europe, Middle East & Africa; Latin America; North America; Asia Pacific; and Corporate operating segments offset by intersegment eliminations.

•
"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters, and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•
"Price/mix" represents the change in revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•
First quarter 2017 financial results were impacted by two fewer days, and fourth quarter 2017 financial results were impacted by one additional day as compared to the same periods in 2016. Unit case volume results for the quarters were not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The Company is hosting a conference call with investors and analysts to discuss fourth quarter and full year 2017 operating results today, Feb. 16, 2018, at 9 a.m. ET. The Company invites participants to listen to a live webcast of the conference call on the Company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes a reconciliation of non-GAAP financial measures to the Company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:            Investors and Analysts                Media
Tim Leveridge: +1 404.676.7563            Scott Leith: +1 404.676.8768

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	December 31, 2017	December 31, 2016	% Change
Net Operating Revenues	$7,512	$9,409	(20)
Cost of goods sold	2,689	3,794	(29)
Gross Profit	4,823	5,615	(14)
Selling, general and administrative expenses	2,836	3,580	(21)
Other operating charges	666	680	(2)
Operating Income	1,321	1,355	(3)
Interest income	182	170	8
Interest expense	210	248	(15)
Equity income (loss) — net	188	157	20
Other income (loss) — net	(544)	(919)	41
Income from Continuing Operations Before Income Taxes	937	515	82
Income taxes from continuing operations	3,755	(32)	—
Net Income (Loss) from Continuing Operations	(2,818)	547	—
Income from discontinued operations (net of income taxes of $47 and $0, respectively)	101	—	—
Consolidated Net Income (Loss)	(2,717)	547	—
Less: Net income (loss) attributable to noncontrolling interests	35	(3)	—
Net Income (Loss) Attributable to Shareowners of The Coca-Cola Company	$(2,752)	$550	—

Basic net income (loss) per share from continuing operations[1]	$(0.66)	$0.13	—
Basic net income per share from discontinued operations[2]	0.02	—	—
Basic Net Income (Loss) Per Share	$(0.65)	$0.13	—
Average Shares Outstanding — Basic	4,261	4,303
Diluted net income (loss) per share from continuing operations[1]	$(0.66)	$0.13	—
Diluted net income per share from discontinued operations[2]	0.02	—	—
Diluted Net Income (Loss) Per Share	$(0.65)	$0.13	—
Average Shares Outstanding — Diluted	4,261	4,345

[1]	Calculated based on net income (loss) from continuing operations less net income (loss) from continuing operations attributable to noncontrolling interests.

[2]	Calculated based on net income from discontinued operations less net income from discontinued operations attributable to noncontrolling interests.

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Year Ended
	December 31, 2017	December 31, 2016	% Change
Net Operating Revenues	$35,410	$41,863	(15)
Cost of goods sold	13,256	16,465	(19)
Gross Profit	22,154	25,398	(13)
Selling, general and administrative expenses	12,496	15,262	(18)
Other operating charges	2,157	1,510	43
Operating Income	7,501	8,626	(13)
Interest income	677	642	6
Interest expense	841	733	15
Equity income (loss) — net	1,071	835	28
Other income (loss) — net	(1,666)	(1,234)	(35)
Income from Continuing Operations Before Income Taxes	6,742	8,136	(17)
Income taxes from continuing operations	5,560	1,586	251
Net Income from Continuing Operations	1,182	6,550	(82)
Income from discontinued operations (net of income taxes of $47 and $0, respectively)	101	—	—
Consolidated Net Income	1,283	6,550	(80)
Less: Net income attributable to noncontrolling interests	35	23	55
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,248	$6,527	(81)

Basic net income per share from continuing operations[1]	$0.28	$1.51	(82)
Basic net income per share from discontinued operations[2]	0.02	—	—
Basic Net Income Per Share	$0.29	$1.51	(81)
Average Shares Outstanding — Basic	4,272	4,317
Diluted net income per share from continuing operations[1]	$0.27	$1.49	(82)
Diluted net income per share from discontinued operations[2]	0.02	—	—
Diluted Net Income Per Share	$0.29	$1.49	(81)
Average Shares Outstanding — Diluted	4,324	4,367

[1]	Calculated based on net income from continuing operations less net income from continuing operations attributable to noncontrolling interests.

[2]	Calculated based on net income from discontinued operations less net income from discontinued operations attributable to noncontrolling interests.

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$6,006	$8,555
Short-term investments	9,352	9,595
Total Cash, Cash Equivalents and Short-Term Investments	15,358	18,150
Marketable securities	5,317	4,051
Trade accounts receivable, less allowances of $477 and $466, respectively	3,667	3,856
Inventories	2,655	2,675
Prepaid expenses and other assets	2,000	2,481
Assets held for sale	219	2,797
Assets held for sale — discontinued operations	7,329	—
Total Current Assets	36,545	34,010
Equity Method Investments	20,856	16,260
Other Investments	1,096	989
Other Assets	4,560	4,248
Property, Plant and Equipment — net	8,203	10,635
Trademarks With Indefinite Lives	6,729	6,097
Bottlers' Franchise Rights With Indefinite Lives	138	3,676
Goodwill	9,401	10,629
Other Intangible Assets	368	726
Total Assets	$87,896	$87,270

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$8,748	$9,490
Loans and notes payable	13,205	12,498
Current maturities of long-term debt	3,298	3,527
Accrued income taxes	410	307
Liabilities held for sale	37	710
Liabilities held for sale — discontinued operations	1,496	—
Total Current Liabilities	27,194	26,532
Long-Term Debt	31,182	29,684
Other Liabilities	8,021	4,081
Deferred Income Taxes	2,522	3,753
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	15,864	14,993
Reinvested earnings	60,430	65,502
Accumulated other comprehensive income (loss)	(10,305)	(11,205)
Treasury stock, at cost — 2,781 and 2,752 shares, respectively	(50,677)	(47,988)
Equity Attributable to Shareowners of The Coca-Cola Company	17,072	23,062
Equity Attributable to Noncontrolling Interests	1,905	158
Total Equity	18,977	23,220
Total Liabilities and Equity	$87,896	$87,270

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Year Ended
	December 31, 2017	December 31, 2016
Operating Activities
Consolidated net income	$1,283	$6,550
(Income) loss from discontinued operations	(101)	—
Net income from continuing operations	1,182	6,550
Depreciation and amortization	1,260	1,787
Stock-based compensation expense	219	258
Deferred income taxes	(1,256)	(856)
Equity (income) loss — net of dividends	(628)	(449)
Foreign currency adjustments	281	158
Significant (gains) losses on sales of assets — net	1,459	1,146
Other operating charges	1,218	647
Other items	(269)	(224)
Net change in operating assets and liabilities	3,529	(221)
Net cash provided by operating activities	6,995	8,796
Investing Activities
Purchases of investments	(16,520)	(15,499)
Proceeds from disposals of investments	15,911	16,624
Acquisitions of businesses, equity method investments and nonmarketable securities	(3,900)	(838)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	3,821	1,035
Purchases of property, plant and equipment	(1,675)	(2,262)
Proceeds from disposals of property, plant and equipment	104	150
Other investing activities	(126)	(209)
Net cash provided by (used in) investing activities	(2,385)	(999)
Financing Activities
Issuances of debt	29,857	27,281
Payments of debt	(28,768)	(25,615)
Issuances of stock	1,595	1,434
Purchases of stock for treasury	(3,682)	(3,681)
Dividends	(6,320)	(6,043)
Other financing activities	(91)	79
Net cash provided by (used in) financing activities	(7,409)	(6,545)
Cash Flows from Discontinued Operations
Net cash provided by (used in) operating activities	111	—
Net cash provided by (used in) investing activities	(65)	—
Net cash provided by (used in) financing activities	(38)	—
Net cash provided by (used in) discontinued operations	8	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	242	(6)
Cash and Cash Equivalents
Net increase (decrease) during the year	(2,549)	1,246
Balance at beginning of year	8,555	7,309
Balance at end of year	$6,006	$8,555

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues [1]			Operating Income (Loss)			Income (Loss) from Continuing Operations Before Income Taxes
	December 31, 2017	December 31, 2016	% Fav. / (Unfav.)	December 31, 2017	December 31, 2016	% Fav. / (Unfav.)	December 31, 2017	December 31, 2016	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,746	$1,645	6	$762	$779	(2)	$748	$799	(6)
Latin America	1,118	982	14	589	481	23	584	481	21
North America	2,622	2,473	6	611	600	2	596	582	2
Asia Pacific	1,029	1,039	(1)	328	332	(2)	326	335	(2)
Bottling Investments	1,268	4,138	(69)	(138)	(359)	62	(615)	(1,026)	40
Corporate	16	37	(56)	(831)	(478)	(74)	(702)	(656)	(7)
Eliminations	(287)	(905)	68	—	—	—	—	—	—
Consolidated	$7,512	$9,409	(20)	$1,321	$1,355	(3)	$937	$515	82
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2017, intersegment revenues were $42 million for Europe, Middle East & Africa, $19 million for Latin
America, $187 million for North America, $69 million for Asia Pacific and $12 million for Bottling Investments. The sum of these intersegment revenues do not equal the eliminations on a consolidated basis due to intercompany sales to our discontinued operations. During the three months ended
December 31, 2016, intersegment revenues were $23 million for Latin America, $795 million for North America, $69 million for Asia Pacific and
$18 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Year Ended

	Net Operating Revenues [1]			Operating Income (Loss)			Income (Loss) from Continuing Operations Before Income Taxes
	December 31, 2017	December 31, 2016	% Fav. / (Unfav.)	December 31, 2017	December 31, 2016	% Fav. / (Unfav.)	December 31, 2017	December 31, 2016	% Fav. / (Unfav.)
Europe, Middle East & Africa	$7,374	$7,278	1	$3,646	$3,676	(1)	$3,706	$3,749	(1)
Latin America	4,029	3,819	5	2,214	1,951	14	2,211	1,966	12
North America	10,637	10,210	4	2,578	2,582	0	2,307	2,560	(10)
Asia Pacific	5,176	5,294	(2)	2,163	2,224	(3)	2,179	2,238	(3)
Bottling Investments	10,605	19,885	(47)	(1,117)	(137)	(713)	(2,345)	(1,923)	(22)
Corporate	138	132	5	(1,983)	(1,670)	(19)	(1,316)	(454)	(190)
Eliminations	(2,549)	(4,755)	46	—	—	—	—	—	—
Consolidated	$35,410	$41,863	(15)	$7,501	$8,626	(13)	$6,742	$8,136	(17)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2017, intersegment revenues were $42 million for Europe, Middle East & Africa, $73 million for Latin America,
$1,986 million for North America, $409 million for Asia Pacific and $81 million for Bottling Investments. The sum of these intersegment revenues do not equal the eliminations on a consolidated basis due to intercompany sales to our discontinued operations. During the year ended
December 31, 2016, intersegment revenues were $264 million for Europe, Middle East & Africa, $73 million for Latin America, $3,773 million for North
America, $506 million for Asia Pacific, $134 million for Bottling Investments and $5 million for Corporate.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "organic revenues", "core business organic revenues", "comparable operating margin", "comparable income from continuing operations before income taxes", "comparable currency neutral income from continuing operations before income taxes", "comparable currency neutral income from continuing operations before income taxes (structurally adjusted)", "comparable EPS from continuing operations", "comparable currency neutral EPS from continuing operations", "underlying effective tax rate", "free cash flow" and "net share repurchases", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company's performance. Disclosing these non-GAAP financial measures allows investors and Company management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS

•
"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

•
"Structural changes" generally refer to acquisitions or dispositions of bottling, distribution or canning operations and the consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2017, the Company refranchised its bottling operations in China to the two local franchise bottlers. The impact of these refranchising activities has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for our Asia Pacific and Bottling Investments operating segments. Also in 2017, the Company remeasured our previously held equity method interest in Coca-Cola Beverages Africa Proprietary Limited ("CCBA") as a result of obtaining a controlling interest. The impact of this transaction has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa operating segment. In 2017 and 2016, the Company refranchised bottling territories in North America to certain of its unconsolidated bottling partners. Additionally, in conjunction with the refranchising of Coca-Cola Refreshments' ("CCR") Southwest operating unit ("Southwest Transaction") on April 1, 2017, we obtained an equity interest in AC Bebidas, S. de R.L. de C.V. ("AC Bebidas"), a subsidiary of Arca Continental, S.A.B. de C.V. ("Arca"), which impacted our North America and Bottling Investments operating segments. These transactions were included as structural items in our analysis of net operating revenues on a consolidated basis and for the applicable operating segments. These transactions were also included as structural items in our analysis of comparable currency neutral income from continuing operations before income taxes (structurally adjusted) (non-GAAP) on a consolidated basis. In addition, for non-Company-owned and licensed beverage products sold in the refranchised territories in North America for which the Company no longer reports unit case volume, we have eliminated the unit case volume from the base year when calculating 2017 versus 2016 volume growth rates on a consolidated basis as well as for the North America and Bottling Investments operating segments.

During 2016, the Company deconsolidated our South African bottling operations and disposed of its related equity method investment in exchange for equity method investments in CCBA and CCBA's South African subsidiary. As

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

DEFINITIONS (continued)
part of the transaction, the Company also acquired and licensed several brands. The deconsolidation and new equity method investments impacted our Europe, Middle East and Africa and Bottling Investments operating segments. The brands and licenses that the Company acquired impacted the Company’s unit case volume and concentrate sales volume and therefore, in addition to being included as a structural change, they are also considered acquired brands. Also in 2016, the Company deconsolidated our German bottling operations as a result of their being combined to create Coca-Cola European Partners plc ("CCEP"). As a result of the transaction, the Company now owns an equity method investment in CCEP. The deconsolidation and new equity method investment impacted our Europe, Middle East and Africa and Bottling Investments operating segments. These transactions were included as structural items in our analysis of net operating revenues on a consolidated basis and for the applicable operating segments. These transactions were also included as structural items in our analysis of comparable currency neutral income from continuing operations before income taxes (structurally adjusted) (non-GAAP) on a consolidated basis.

•
"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes the comparable net revenues (non-GAAP) growth measure provides investors with useful supplemental information to enhance their understanding of the Company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, as well as the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the Company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange, as well as the impact of acquisitions, divestitures and structural changes. "Core business organic revenues" is a non-GAAP financial measure that represents the combined organic revenue performance from the Europe, Middle East and Africa; Latin America; North America; and Asia Pacific operating segments and Corporate offset by intersegment eliminations. Management believes the core business organic revenues (non-GAAP) measure enhances the understanding of the change in the net operating revenues of the operating segments of our business that are not significantly impacted by the acquisition and divestiture activity taking place in our Bottling Investments operating segment. The adjustments related to acquisitions, divestitures and structural items for the years ended December 31, 2017 and December 31, 2016 consisted of the structural changes discussed above. Additionally, during the year ended December 31, 2017, organic revenues (non-GAAP) were adjusted, both on a consolidated basis and for our Asia Pacific operating segment, for the revenues generated by the Company's plant-based protein beverages in China that were acquired in 2016. Organic revenues (non-GAAP) were also adjusted, both on a consolidated basis and for our North America operating segment, for the revenues generated by the Topo Chico premium sparkling water brand whose U.S. rights were acquired in 2017.

•
"Comparable operating margin" and "comparable income from continuing operations before income taxes" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral income from continuing operations before income taxes" and "comparable currency neutral income from continuing operations before income taxes (structurally adjusted)" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. Comparable currency neutral income from continuing operations before income taxes (structurally adjusted) (non-GAAP) has also been adjusted for structural changes. Management uses these non-GAAP financial measures to evaluate the Company's performance and make resource allocation decisions. Further, management believes the comparable operating margin (non-GAAP) expansion, comparable income from continuing operations before income taxes (non-GAAP) growth, comparable currency neutral income from continuing operations before income taxes (non-GAAP) growth and comparable currency neutral income from continuing operations before income taxes (structurally adjusted) (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the Company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Comparable EPS from continuing operations" and "comparable currency neutral EPS from continuing operations" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

DEFINITIONS (continued)
(discussed further below). Comparable currency neutral EPS from continuing operations (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the Company's performance and make resource allocation decisions. Further, management believes the comparable EPS from continuing operations (non-GAAP) and comparable currency neutral EPS from continuing operations (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the Company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income from continuing operations before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).

•
"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the Company's performance and make resource allocation decisions.

•
"Net share repurchases" is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).

ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". Items impacting comparability include asset impairments and restructuring charges, charges related to our productivity and reinvestment initiatives, transaction gains/losses, and a net charge related to the Tax Reform Act, in each case when exceeding a U.S. dollar threshold. Also included are timing differences related to our economic (nondesignated) hedging activities and our proportionate share of similar items incurred by our equity method investees, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments and Restructuring
Asset Impairments
During the year ended December 31, 2017, the Company recorded charges of $787 million. These charges included $737 million related to the impairment of CCR assets that are recorded in our Bottling Investments operating segment, primarily as a result of current year refranchising activities in North America and management's view of the proceeds that were expected to be received for the remaining bottling territories upon their refranchising. Additionally, the Company recorded a $50 million other-than-temporary impairment charge related to an international equity method investee, primarily driven by foreign currency exchange rate fluctuations.
During the three months and year ended December 31, 2016, the Company recorded charges of $153 million related to certain intangible assets. These charges included $143 million related to the impairment of certain U.S. bottlers' franchise rights recorded in our Bottling Investments operating segment. This charge was related to a number of factors, primarily lower operating performance compared to previously modeled results as well as a revision in management's view of the proceeds that were expected to be received for the remaining bottling territories upon their refranchising. The remaining charge of $10 million was related to an impairment of goodwill recorded in our Bottling Investments operating

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Asset Impairments and Restructuring (continued)
segment. This charge was primarily the result of management's revised outlook on market conditions.
Restructuring
During the year ended December 31, 2016, the Company recorded charges of $240 million. These charges were related to the integration of our German bottling operations, which were deconsolidated in May 2016.
Productivity and Reinvestment
During the three months and year ended December 31, 2017, the Company recorded charges of $295 million and $650 million, respectively, related to our productivity and reinvestment initiatives. The Company also recorded charges of $165 million and $352 million during the three months and year ended December 31, 2016, respectively. These productivity and reinvestment initiatives are focused on four key areas: restructuring the Company's global supply chain;
implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the Company's operating model; and further driving increased discipline and efficiency in direct marketing investments. The savings realized from the program will enable the Company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time.
Equity Investees
During the three months and year ended December 31, 2017, the Company recorded net charges of $55 million and $92 million, respectively. During the three months and year ended December 31, 2016, the Company recorded net charges of $26 million and $61 million, respectively. These amounts represent the Company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months and year ended December 31, 2017, the Company recorded charges of $105 million and $422 million, respectively. The Company also recorded charges of $245 million and $415 million during the three months and year ended December 31, 2016, respectively. These charges were primarily related to costs incurred to refranchise certain of our bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, pension settlement charges and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems.
During the three months and year ended December 31, 2017, the Company recorded charges of $13 million and $19 million, respectively. The Company also recorded charges of $4 million and $41 million during the three months and year ended December 31, 2016, respectively. These charges were for noncapitalizable transaction costs associated with pending and closed transactions.
During the three months and year ended December 31, 2017, the Company recorded net charges of $667 million and $2,140 million, respectively. The Company also recorded charges of $799 million and $2,456 million during the three months and year ended December 31, 2016, respectively. These charges were primarily due to the derecognition of the intangible assets transferred or reclassified as held for sale as a result of the refranchising of certain bottling territories in North America. The net charges during the year ended December 31, 2017 included a gain of $1,037 million related to the Southwest Transaction.
During the three months and year ended December 31, 2017, the Company recorded charges of $26 million and $313 million, respectively. The Company also recorded charges of $14 million and $31 million during the three months and year ended December 31, 2016, respectively. These charges were primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements.
During the year ended December 31, 2017, the Company recorded a charge of $26 million related to our former German bottling operations.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Transaction Gains/Losses (continued)
During the year ended December 31, 2017, the Company recognized a gain of $445 million related to the integration of Coca-Cola West Co., Ltd. ("CCW") and Coca-Cola East Japan Co., Ltd. ("CCEJ") to establish Coca-Cola Bottlers Japan Inc. ("CCBJI"). In exchange for our previously existing equity interests in CCW and CCEJ, we received an approximate 17 percent equity interest in CCBJI.
During the three months and year ended December 31, 2017, the Company recognized a gain of $150 million related to the remeasurement of our previously held equity interests in CCBA and its South African subsidiary to fair value.
During the year ended December 31, 2017, the Company recognized a gain of $88 million related to the refranchising of our China bottling operations and related cost method investment.
During the year ended December 31, 2017, the Company recognized a gain of $25 million related to Coca-Cola FEMSA, an equity method investee, issuing additional shares of its stock at a per share amount greater than the carrying value of the Company's per share investment.
During the year ended December 31, 2016, the Company recognized a gain of $1,288 million, net of transaction costs described above, as a result of the deconsolidation of our German bottling operations. On May 29, 2016, the Company merged its German bottling operations with Coca-Cola Enterprises, Inc. and Coca-Cola Iberian Partners, S.A.U., to create CCEP in exchange for an equity investment in CCEP.
During the three months and year ended December 31, 2016, the Company recognized a tax benefit of $23 million and a net tax charge of $57 million, respectively, resulting from the accrual of tax on temporary differences related to the investments in foreign subsidiaries that are now expected to reverse in the foreseeable future.
During the year ended December 31, 2016, the Company recorded a net loss of $21 million primarily due to the deconsolidation of our South African bottling operations in exchange for investments in CCBA and CCBA's South African subsidiary.
During the year ended December 31, 2016, the Company recorded a net gain of $18 million as a result of the disposal of our shares in Keurig Green Mountain, Inc.
Other Items
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended December 31, 2017 and December 31, 2016, the net impact of the Company's adjustment related to our economic hedging activities resulted in an increase of $2 million and a decrease of $56 million, respectively, to our non-GAAP income from continuing operations before income taxes. During the years ended December 31, 2017 and December 31, 2016, the net impact of the Company's adjustment related to our economic hedging activities resulted in an increase of $36 million and a decrease of $138 million, respectively, to our non-GAAP income from continuing operations before income taxes.
Donation to The Coca-Cola Foundation
During the three months and year ended December 31, 2017, the Company recorded a charge of $225 million. During the three months and year ended December 31, 2016, the Company recorded charges of $100 million and $200 million, respectively. These charges were due to contributions the Company made to The Coca-Cola Foundation.
Devaluation of the Egyptian Pound
During the three months and year ended December 31, 2016, the Company recorded a charge of $72 million as a result of remeasuring its net monetary assets denominated in Egyptian pounds. The Egyptian pound devalued as a result of the central bank allowing its currency, which was previously pegged to the U.S. dollar, to float freely.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Other Items (continued)
Hyperinflationary Economies
During the year ended December 31, 2017, the Company recorded impairment charges of $34 million related to Venezuelan intangible assets as a result of weaker sales and volatility of foreign currency exchange rates resulting from continued political instability.
During the year ended December 31, 2016, the Company recorded a charge of $76 million due to the write-down we recorded related to our receivables from our bottling partner in Venezuela as a result of the continued lack of liquidity and our revised assessment of the U.S. dollar value we expect to realize upon the conversion of the Venezuelan bolivar into U.S. dollars by our bottling partner to pay our receivables.
Other
During the year ended December 31, 2017, the Company recorded a net charge of $38 million related to the extinguishment of long-term debt.
During the three months and year ended December 31, 2017, the Company recorded other charges of $24 million and $67 million, respectively. These charges were related to tax litigation expense.
During the three months and year ended December 31, 2016, the Company recorded other charges of $14 million and $34 million, respectively. These charges were primarily related to tax litigation expense as well as charges associated with certain fixed assets and costs associated with restructuring and transitioning the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner.
Certain Tax Matters and Tax Reform
Certain Tax Matters
During the three months and year ended December 31, 2017, the Company recorded $11 million and $133 million, respectively, of excess tax benefits associated with the Company's share-based compensation arrangements. The Company also recorded net tax charges of $94 million and $106 million during the three months and year ended December 31, 2017, respectively, related to uncertain tax positions, including interest and penalties, as well as the impact of the reversal of valuation allowances in certain foreign jurisdictions. During the three months and year ended December 31, 2016, the Company recorded net tax charges of $5 million and $89 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
Tax Reform
During the three months and year ended December 31, 2017, the Company recorded a net provisional tax charge of $3,610 million as a result of the Tax Reform Act signed into law on December 22, 2017. The Tax Reform Act requires, among other things, that companies record a one-time transition tax expense on the repatriation of foreign earnings and that companies remeasure their deferred tax assets and liabilities due to the reduction in the federal statutory tax rate from 35.0 percent to 21.0 percent.
2018 OUTLOOK
Our 2018 outlook for organic revenues, comparable currency neutral operating income (structurally adjusted) and comparable EPS from continuing operations are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, acquisitions and divestitures, and the impact of structural items, as applicable. The Company is not able to reconcile full year 2018 projected organic revenues (non-GAAP) to full year 2018 projected reported net revenues, full year 2018 projected comparable currency neutral operating income (structurally adjusted) (non-GAAP) to full year 2018 projected reported operating income or full year 2018 projected comparable EPS from continuing operations (non-GAAP) to full year 2018 projected reported EPS from continuing operations without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2018. The unavailable information could have a significant impact on full year 2018 GAAP financial results.
.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2017
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$7,512	$2,689	$4,823	64.2%	$2,836	$666	$1,321	17.6%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	—	—
Productivity & Reinvestment	—	—	—		—	(295)	295
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(118)	118
Other Items	—	1	(1)		(1)	(253)	253
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$7,512	$2,690	$4,822	64.2%	$2,835	$—	$1,987	26.5%

	Three Months Ended December 31, 2016
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,409	$3,794	$5,615	59.7%	$3,580	$680	$1,355	14.4%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(153)	153
Productivity & Reinvestment	—	—	—		—	(165)	165
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(249)	249
Other Items	(34)	16	(50)		6	(113)	57
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,375	$3,810	$5,565	59.4%	$3,586	$—	$1,979	21.1%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(20)	(29)	(14)		(21)	(2)	(3)
% Currency Impact	0	1	0		1	—	(3)
% Change — Currency Neutral (Non-GAAP)	(20)	(30)	(14)		(22)	—	1

% Change — Comparable (Non-GAAP)	(20)	(29)	(13)		(21)	—	0
% Comparable Currency Impact (Non-GAAP)	1	1	0		1	—	(1)
% Change — Comparable Currency Neutral (Non-GAAP)	(20)	(30)	(14)		(22)	—	1
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2017
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations[1]	Effective tax rate	Net income (loss) from continuing operations	Diluted net income (loss) per share from continuing operations	[2]
Reported (GAAP)	$210	$188	$(544)	$937	$3,755	400.6%	$(2,818)	$(0.66)	[4]
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—		—	—
Productivity & Reinvestment	—	—	—	295	103		192	0.05
Equity Investees	—	55	—	55	13		42	0.01
Transaction Gains/Losses	—	—	543	661	255		406	0.10
Other Items	—	—	2	255	96		159	0.04
Certain Tax Matters	—	—	—	—	(3,693)		3,693	0.87
Impact of Dilutive Securities	—	—	—	—	—		—	(0.01)
Comparable (Non-GAAP)	$210	$243	$1	$2,203	$529	24.0%	$1,674	$0.39	[4,5]

	Three Months Ended December 31, 2016
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations[1]	Effective tax rate	Net income (loss) from continuing operations	Diluted net income (loss) per share from continuing operations	[3]
Reported (GAAP)	$248	$157	$(919)	$515	$(32)	(6.3)%	$547	$0.13	[4]
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	153	56		97	0.02
Productivity & Reinvestment	—	—	—	165	57		108	0.02
Equity Investees	—	26	—	26	3		23	0.01
Transaction Gains/Losses	—	—	813	1,062	361		701	0.16
Other Items	—	—	73	130	21		109	0.03
Certain Tax Matters	—	—	—	—	(5)		5	—
Comparable (Non-GAAP)	$248	$183	$(33)	$2,051	$461	22.5%	$1,590	$0.37	[4]

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations		Net income (loss) from continuing operations	Diluted net income (loss) per share from continuing operations
% Change — Reported (GAAP)	(15)	20	41	82	—		—	—
% Change — Comparable (Non-GAAP)	(15)	32	—	7	15		5	7
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed as well as the tax impact resulting from the accrual of tax on temporary differences related to the investments in foreign subsidiaries that are now expected to reverse in the foreseeable future.

[2]	4,261 million average shares outstanding — diluted

[3]	4,345 million average shares outstanding — diluted

[4]
Calculated based on net income (loss) from continuing operations less net income (loss) attributable to noncontrolling interests from continuing operations of $1 million and $(3) million for the three months ended December 31, 2017 and December 31, 2016, respectively.

[5]	Calculated using average shares outstanding of 4,315 million (average shares outstanding — basic of 4,261 million plus the dilutive effect of securities of 54 million).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2017
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$35,410	$13,256	$22,154	62.6%	$12,496	$2,157	$7,501	21.2%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(737)	737
Productivity & Reinvestment	—	—	—		—	(650)	650
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	(3)	3		—	(438)	441
Other Items	6	(28)	34		(2)	(332)	368
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$35,416	$13,225	$22,191	62.7%	$12,494	$—	$9,697	27.4%

	Year Ended December 31, 2016
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$41,863	$16,465	$25,398	60.7%	$15,262	$1,510	$8,626	20.6%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(393)	393
Productivity & Reinvestment	—	—	—		—	(352)	352
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(456)	456
Other Items	(9)	148	(157)		21	(309)	131
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$41,854	$16,613	$25,241	60.3%	$15,283	$—	$9,958	23.8%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(15)	(19)	(13)		(18)	43	(13)
% Currency Impact	(1)	0	(1)		0	—	(3)
% Change — Currency Neutral (Non-GAAP)	(15)	(19)	(12)		(18)	—	(10)

% Change — Comparable (Non-GAAP)	(15)	(20)	(12)		(18)	—	(3)
% Comparable Currency Impact (Non-GAAP)	(1)	0	(1)		0	—	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	(15)	(20)	(11)		(18)	—	0
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2017
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations[1]	Effective tax rate	Net income from continuing operations	Diluted net income per share from continuing operations	[2]
Reported (GAAP)	$841	$1,071	$(1,666)	$6,742	$5,560	82.5%	$1,182	$0.27	[4]
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	50	787	156		631	0.15
Productivity & Reinvestment	—	—	—	650	230		420	0.10
Equity Investees	—	92	—	92	22		70	0.02
Transaction Gains/Losses	—	—	1,771	2,212	83		2,129	0.49
Other Items	(38)	—	—	406	146		260	0.06
Certain Tax Matters	—	—	—	—	(3,583)		3,583	0.83
Comparable (Non-GAAP)	$803	$1,163	$155	$10,889	$2,614	24.0%	$8,275	$1.91	[4]

	Year Ended December 31, 2016
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations[1]	Effective tax rate	Net income from continuing operations	Diluted net income per share from continuing operations	[3]
Reported (GAAP)	$733	$835	$(1,234)	$8,136	$1,586	19.5%	$6,550	$1.49	[4]
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	393	56		337	0.08
Productivity & Reinvestment	—	—	—	352	122		230	0.05
Equity Investees	—	61	—	61	11		50	0.01
Transaction Gains/Losses	—	—	1,167	1,623	724		899	0.21
Other Items	—	—	113	244	22		222	0.05
Certain Tax Matters	—	—	—	—	(89)		89	0.02
Comparable (Non-GAAP)	$733	$896	$46	$10,809	$2,432	22.5%	$8,377	$1.91	[4]

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations		Net income (loss) from continuing operations	Diluted net income per share from continuing operations
% Change — Reported (GAAP)	15	28	(35)	(17)	251		(82)	(82)
% Change — Comparable (Non-GAAP)	10	30	240	1	7		(1)	0
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed as well as the tax impact resulting from the accrual of tax on temporary differences related to the investments in foreign subsidiaries that are now expected to reverse in the foreseeable future.

[2]	4,324 million average shares outstanding — diluted

[3]	4,367 million average shares outstanding — diluted

[4]
Calculated based on net income from continuing operations less net income (loss) attributable to noncontrolling interests from continuing operations of $1 million and $23 million for the years ended December 31, 2017 and December 31, 2016, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Income from Continuing Operations Before Income Taxes and Diluted Net Income Per Share from Continuing Operations:

	Three Months Ended December 31, 2017
	Income from continuing operations before income taxes	Diluted net income per share from continuing operations
% Change — Reported (GAAP)	82	—
% Currency Impact	14	—
% Change — Currency Neutral (Non-GAAP)	68	—
% Structural Impact	(102)	—
% Change — Currency Neutral (Structurally Adjusted) (Non-GAAP)	161	—

% Impact of Items Impacting Comparability (Non-GAAP)	75	(630)
% Change — Comparable (Non-GAAP)	7	7
% Comparable Currency Impact (Non-GAAP)	2	2
% Change — Comparable Currency Neutral (Non-GAAP)	6	5
% Comparable Structural Impact (Non-GAAP)	(12)	—
% Change — Comparable Currency Neutral (Structurally Adjusted) (Non-GAAP)	18	—

	Year Ended December 31, 2017
	Income from continuing operations before income taxes	Diluted net income per share from continuing operations
% Change — Reported (GAAP)	(17)	(82)
% Currency Impact	0	0
% Change — Currency Neutral (Non-GAAP)	(17)	(82)
% Structural Impact	(4)	—
% Change — Currency Neutral (Structurally Adjusted) (Non-GAAP)	(13)	—

% Impact of Items Impacting Comparability (Non-GAAP)	(18)	(82)
% Change — Comparable (Non-GAAP)	1	0
% Comparable Currency Impact (Non-GAAP)	(1)	(1)
% Change — Comparable Currency Neutral (Non-GAAP)	2	1
% Comparable Structural Impact (Non-GAAP)	(7)	—
% Change — Comparable Currency Neutral (Structurally Adjusted) (Non-GAAP)	9	—

Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment:

	Three Months Ended December 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,746	$1,118	$2,622	$1,029	$1,268	$16	$(287)	$7,512
Items Impacting Comparability:
Other Items	—	—	(6)	—	—	6	—	—
Comparable (Non-GAAP)	$1,746	$1,118	$2,616	$1,029	$1,268	$22	$(287)	$7,512

	Three Months Ended December 31, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,645	$982	$2,473	$1,039	$4,138	$37	$(905)	$9,409
Items Impacting Comparability:
Other Items	—	—	(7)	—	—	(27)	—	(34)
Comparable (Non-GAAP)	$1,645	$982	$2,466	$1,039	$4,138	$10	$(905)	$9,375

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	6	14	6	(1)	(69)	(56)	68	(20)
% Currency Impact	3	1	0	(4)	1	(25)	—	0
% Change — Currency Neutral (Non-GAAP)	4	13	6	3	(70)	(31)	—	(20)
% Acquisitions, Divestitures and Structural Items	(4)	0	3	2	(83)	0	—	(26)
% Change — Organic Revenues (Non-GAAP)	8	13	3	1	12	(31)	—	6

% Change — Comparable (Non-GAAP)	6	14	6	(1)	(69)	122	—	(20)
% Comparable Currency Impact (Non-GAAP)	3	1	0	(4)	1	236	—	1
% Change — Comparable Currency Neutral (Non-GAAP)	4	13	6	3	(70)	(114)	—	(20)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment:

	Year Ended December 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,374	$4,029	$10,637	$5,176	$10,605	$138	$(2,549)	$35,410
Items Impacting Comparability:
Other Items	—	—	(10)	—	—	16	—	6
Comparable (Non-GAAP)	$7,374	$4,029	$10,627	$5,176	$10,605	$154	$(2,549)	$35,416

	Year Ended December 31, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,278	$3,819	$10,210	$5,294	$19,885	$132	$(4,755)	$41,863
Items Impacting Comparability:
Other Items	—	—	(18)	—	—	9	—	(9)
Comparable (Non-GAAP)	$7,278	$3,819	$10,192	$5,294	$19,885	$141	$(4,755)	$41,854

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	1	5	4	(2)	(47)	5	46	(15)
% Currency Impact	(2)	0	0	(4)	0	10	—	(1)
% Change — Currency Neutral (Non-GAAP)	3	5	4	1	(47)	(5)	—	(15)
% Acquisitions, Divestitures and Structural Items	(2)	0	2	0	(48)	0	—	(17)
% Change — Organic Revenues (Non-GAAP)	5	6	3	1	1	(5)	—	3

% Change — Comparable (Non-GAAP)	1	5	4	(2)	(47)	10	—	(15)
% Comparable Currency Impact (Non-GAAP)	(2)	0	0	(4)	0	14	—	(1)
% Change — Comparable Currency Neutral (Non-GAAP)	3	5	4	1	(47)	(5)	—	(15)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Core Business Revenues (Non-GAAP): [1]

Three Months Ended December 31, 2017
Reported (GAAP) Net Operating Revenues	$7,512
Bottling Investments Net Operating Revenues	(1,268)
Consolidated Eliminations	287
Intersegment Core Net Operating Revenue Eliminations	(4)
Core Business Revenues (Non-GAAP)	6,527
Items Impacting Comparability:
Other Items	—
Comparable Core Business Revenues (Non-GAAP)	$6,527

Three Months Ended December 31, 2016
Reported (GAAP) Net Operating Revenues	$9,409
Bottling Investments Net Operating Revenues	(4,138)
Consolidated Eliminations	905
Intersegment Core Net Operating Revenue Eliminations	(1)
Core Business Revenues (Non-GAAP)	6,175
Items Impacting Comparability:
Other Items	(34)
Comparable Core Business Revenues (Non-GAAP)	$6,141

% Change — Reported (GAAP) Net Operating Revenues	(20)
% Change — Core Business Revenues (Non-GAAP)	6
% Core Business Currency Impact (Non-GAAP)	0
% Change — Currency Neutral Core Business Revenues (Non-GAAP)	6
% Acquisitions, Divestitures and Structural Items	0
% Change — Core Business Organic Revenues (Non-GAAP)[2]	5

% Change — Comparable Core Business Revenues (Non-GAAP)	6
% Comparable Core Business Currency Impact (Non-GAAP)	1
% Change — Comparable Currency Neutral Core Business Revenues (Non-GAAP)	6
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Core business revenues (non-GAAP) included the net operating revenues from the Europe, Middle East & Africa, Latin America, North America, Asia
Pacific and Corporate operating segments offset by intersegment revenue eliminations of $4 million and $1 million during the three months ended
December 31, 2017 and December 31, 2016, respectively.
2 Core business organic revenue (non-GAAP) growth included 3 points of positive price/mix.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Core Business Revenues (Non-GAAP): [1]

Year Ended December 31, 2017
Reported (GAAP) Net Operating Revenues	$35,410
Bottling Investments Net Operating Revenues	(10,605)
Consolidated Eliminations	2,549
Intersegment Core Net Operating Revenue Eliminations	(18)
Core Business Revenues (Non-GAAP)	27,336
Items Impacting Comparability:
Other Items	6
Comparable Core Business Revenues (Non-GAAP)	$27,342

Year Ended December 31, 2016
Reported (GAAP) Net Operating Revenues	$41,863
Bottling Investments Net Operating Revenues	(19,885)
Consolidated Eliminations	4,755
Intersegment Core Net Operating Revenue Eliminations	(15)
Core Business Revenues (Non-GAAP)	26,718
Items Impacting Comparability:
Other Items	(9)
Comparable Core Business Revenues (Non-GAAP)	$26,709

% Change — Reported (GAAP) Net Operating Revenues	(15)
% Change — Core Business Revenues (Non-GAAP)	2
% Core Business Currency Impact (Non-GAAP)	(1)
% Change — Currency Neutral Core Business Revenues (Non-GAAP)	3
% Acquisitions, Divestitures and Structural Items	0
% Change — Core Business Organic Revenues (Non-GAAP)[2]	3

% Change — Comparable Core Business Revenues (Non-GAAP)	2
% Comparable Core Business Currency Impact (Non-GAAP)	(1)
% Change — Comparable Currency Neutral Core Business Revenues (Non-GAAP)	3
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Core business revenues (non-GAAP) included the net operating revenues from the Europe, Middle East & Africa, Latin America, North America, Asia
Pacific and Corporate operating segments offset by intersegment revenue eliminations of $18 million and $15 million during the year ended
December 31, 2017 and December 31, 2016, respectively.
2 Core business organic revenue (non-GAAP) growth included 3 points of positive price/mix.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment:

	Three Months Ended December 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$762	$589	$611	$328	$(138)	$(831)	$1,321
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—
Productivity & Reinvestment	24	4	110	6	18	133	295
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	104	14	118
Other Items	—	—	(5)	—	1	257	253
Comparable (Non-GAAP)	$786	$593	$716	$334	$(15)	$(427)	$1,987

	Three Months Ended December 31, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$779	$481	$600	$332	$(359)	$(478)	$1,355
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	153	—	153
Productivity & Reinvestment	26	—	54	—	22	63	165
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	246	3	249
Other Items	—	—	(16)	—	(10)	83	57
Comparable (Non-GAAP)	$805	$481	$638	$332	$52	$(329)	$1,979

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(2)	23	2	(2)	62	(74)	(3)
% Currency Impact	0	0	0	(10)	0	(2)	(3)
% Change — Currency Neutral (Non-GAAP)	(3)	23	2	8	62	(72)	1

% Change — Comparable (Non-GAAP)	(3)	24	12	0	—	(30)	0
% Comparable Currency Impact (Non-GAAP)	0	0	0	(10)	—	7	(1)
% Change — Comparable Currency Neutral (Non-GAAP)	(3)	24	13	10	—	(36)	1
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment:

	Year Ended December 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,646	$2,214	$2,578	$2,163	$(1,117)	$(1,983)	$7,501
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	737	—	737
Productivity & Reinvestment	26	7	241	10	57	309	650
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	420	21	441
Other Items	—	—	(14)	—	24	358	368
Comparable (Non-GAAP)	$3,672	$2,221	$2,805	$2,173	$121	$(1,295)	$9,697

	Year Ended December 31, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,676	$1,951	$2,582	$2,224	$(137)	$(1,670)	$8,626
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	393	—	393
Productivity & Reinvestment	32	(2)	134	1	82	105	352
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	424	32	456
Other Items	—	76	(47)	—	(130)	232	131
Comparable (Non-GAAP)	$3,708	$2,025	$2,669	$2,225	$632	$(1,301)	$9,958

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(1)	14	0	(3)	(713)	(19)	(13)
% Currency Impact	(3)	0	(1)	(6)	0	1	(3)
% Change — Currency Neutral (Non-GAAP)	2	14	1	3	(713)	(20)	(10)

% Change — Comparable (Non-GAAP)	(1)	10	5	(2)	(81)	0	(3)
% Comparable Currency Impact (Non-GAAP)	(3)	0	(1)	(6)	0	2	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	2	10	6	4	(81)	(1)	0
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Income (Loss) from Continuing Operations Before Income Taxes by Operating Segment:

	Three Months Ended December 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$748	$584	$596	$326	$(615)	$(702)	$937
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—
Productivity & Reinvestment	24	4	110	6	18	133	295
Equity Investees	—	—	2	—	41	12	55
Transaction Gains/Losses	—	—	26	—	771	(136)	661
Other Items	—	—	(5)	—	1	259	255
Comparable (Non-GAAP)	$772	$588	$729	$332	$216	$(434)	$2,203

	Three Months Ended December 31, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$799	$481	$582	$335	$(1,026)	$(656)	$515
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	153	—	153
Productivity & Reinvestment	26	—	54	—	22	63	165
Equity Investees	—	—	—	—	20	6	26
Transaction Gains/Losses	—	—	15	—	1,044	3	1,062
Other Items	—	—	(16)	—	(9)	155	130
Comparable (Non-GAAP)	$825	$481	$635	$335	$204	$(429)	$2,051

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(6)	21	2	(2)	40	(7)	82
% Currency Impact	0	0	0	(10)	2	14	14
% Change — Currency Neutral (Non-GAAP)	(7)	22	3	8	38	(21)	68

% Impact of Items Impacting Comparability (Non-GAAP)	0	(1)	(13)	(2)	35	(5)	75
% Change — Comparable (Non-GAAP)	(6)	22	15	(1)	5	(2)	7
% Comparable Currency Impact (Non-GAAP)	0	0	0	(10)	9	12	2
% Change — Comparable Currency Neutral (Non-GAAP)	(7)	22	15	9	(4)	(13)	6
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Income (Loss) from Continuing Operations Before Income Taxes by Operating Segment:

	Year Ended December 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,706	$2,211	$2,307	$2,179	$(2,345)	$(1,316)	$6,742
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	737	50	787
Productivity & Reinvestment	26	7	241	10	57	309	650
Equity Investees	4	—	2	—	70	16	92
Transaction Gains/Losses	—	—	313	—	2,560	(661)	2,212
Other Items	—	—	(14)	—	24	396	406
Comparable (Non-GAAP)	$3,736	$2,218	$2,849	$2,189	$1,103	$(1,206)	$10,889

	Year Ended December 31, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,749	$1,966	$2,560	$2,238	$(1,923)	$(454)	$8,136
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	393	—	393
Productivity & Reinvestment	32	(2)	134	1	82	105	352
Equity Investees	—	—	—	—	52	9	61
Transaction Gains/Losses	—	—	32	—	2,879	(1,288)	1,623
Other Items	—	76	(47)	—	(129)	344	244
Comparable (Non-GAAP)	$3,781	$2,040	$2,679	$2,239	$1,354	$(1,284)	$10,809

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(1)	12	(10)	(3)	(22)	(190)	(17)
% Currency Impact	(2)	0	(1)	(6)	1	45	0
% Change — Currency Neutral (Non-GAAP)	1	13	(9)	3	(23)	(235)	(17)

% Impact of Items Impacting Comparability (Non-GAAP)	0	4	(16)	0	(3)	(196)	(18)
% Change — Comparable (Non-GAAP)	(1)	9	6	(2)	(19)	6	1
% Comparable Currency Impact (Non-GAAP)	(2)	0	(1)	(6)	2	9	(1)
% Change — Comparable Currency Neutral (Non-GAAP)	1	9	7	4	(20)	(3)	2
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Margin:
	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Basis Point Growth (Decline)
Reported (GAAP)	17.59%	14.40%	319
Items Impacting Comparability (Non-GAAP)	(8.86)%	(6.71)%
Comparable Operating Margin (Non-GAAP)	26.45%	21.11%	534

	Year Ended December 31, 2017	Year Ended December 31, 2016	Basis Point Growth (Decline)
Reported (GAAP)	21.18%	20.61%	57
Items Impacting Comparability (Non-GAAP)	(6.20)%	(3.18)%
Comparable Operating Margin (Non-GAAP)	27.38%	23.79%	359

Purchases and Issuances of Stock:
	Year Ended December 31, 2017	Year Ended December 31, 2016
Reported (GAAP):
Issuances of Stock	$1,595	$1,434
Purchases of Stock for Treasury	(3,682)	(3,681)
Net Change in Stock Issuance Receivables[1]	1	1
Net Change in Treasury Stock Payables[2]	74	(63)
Net Share Repurchases (Non-GAAP)	$(2,012)	$(2,309)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Consolidated Cash from Operations:

	Year Ended December 31, 2017	Year Ended December 31, 2016
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP):	$6,995	$8,796
Items Impacting Comparability:
Cash Payments for Pension Plan Contributions	111	471
Comparable (Non-GAAP)	$7,106	$9,267

	Net Cash Provided by Operating Activities
% Change — Reported (GAAP)	(20)
% Change — Comparable (Non-GAAP)	(23)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

Free Cash Flow:

	Year Ended December 31, 2017	Year Ended December 31, 2016	% Change
Net Cash Provided by Operating Activities	$6,995	$8,796	(20)
Purchases of Property, Plant and Equipment	1,675	2,262	(26)
Free Cash Flow (Non-GAAP)	$5,320	$6,534	(19)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world’s largest total beverage company, offering over 500 brands to people in more than 200 countries. Of our 21 billion-dollar brands, 19 are available in lower- and no-sugar options to help people everywhere more easily control added sugar. In addition to our namesake Coca-Cola drinks, some of our household names around the world include: AdeS soy-based beverages, Ayataka green tea, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater, and Zico coconut water. At Coca-Cola, we’re serious about making positive contributions to our world. That starts with reducing sugar in our drinks and bringing new and different drinks to people everywhere. It also means continuously working to reduce our environmental impact, creating rewarding careers for our associates, and bringing economic opportunity wherever we operate. In fact, together with our bottling partners, we employ more than 700,000 people around the world. For more information, visit our digital magazine Coca-Cola Journey at www.coca-colacompany.com and follow The Coca-Cola Company on Twitter, Instagram, Facebook and LinkedIn.

The fairlife® brand is owned by fairlife, LLC, our joint venture with Select Milk Producers, Inc., and fairlife’s products are distributed by our Company and certain of our bottling partners.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health-related concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the marketplace; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; an inability to successfully manage our refranchising activities; failure to realize the economic benefits from or an inability to successfully manage the possible negative consequences of our productivity initiatives; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster; inability to attract or retain a highly skilled workforce; global or regional catastrophic events, including terrorist acts, cyber-strikes and radiological attacks; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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